Exhibit 21.  Subsidiaries of Registrant

Health Management Corporation of America (Delaware)
HMCM, Inc. (New York)
Raymond V. Damadian, M.D. MR Scanning Center Management Company (Delaware) A&A Services Inc. (New York)
Dynamic Services, Inc. (New York)
Central Health Care Management Company, Inc. (Delaware)